SECOND AMENDMENT
                             TO
                    EMPLOYMENT AGREEMENT



     This Amendment is made as of this 4th day of October, 1994, to the Employment Agreement by and between Caesars
World, Inc. (the "Company") and Henry Gluck (the
"Employee"), made as of August 1, 1991 (the "Agreement").
     The Employee and the Company hereby agree that, effective August 1, 1997, Paragraph 6.b. of the Agreement shall be deleted in its entirety. With respect to the Company's fiscal years beginning on or after August 1, 1997, references in other provisions of the Agreement to "Incentive Compensation" or "amounts payable pursuant to Paragraph 6.b." for a given fiscal year (or variants of such references) shall be deemed to refer to the annual incentive compensation (if any) which may become payable or have been paid to the Employee pursuant to the Company's
Senior Corporate Officers Combined Incentive Plan (or any successor or substitute plan thereto) for such fiscal year and discretionary bonuses (if any) which are payable or have been paid for such fiscal year.
     Notwithstanding the foregoing, if Proposal 3 in the Company's proxy statement for the December 8, 1994 meeting is approved by the shareholders, the immediately preceding paragraph of this Second Amendment shall not become effective, however, whether or not
Proposal 3 is so approved, Paragraph
6.b.(vii) of the Agreement shall be deleted in its entirety, effective as of the date of this Second Amendment.
     IN WITNESS WHEREOF, this Second Amendment the
Agreement has been executed at Los Angeles, California.

EMPLOYEE                           CAESARS WORLD, INC.


  /s/Henry Gluck                              By /s/Philip L. Ball
     Henry Gluck                              Title Senior Vice President